Exhibit 10.11

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, C&J Energy Services Ltd. (formerly Nabors Red Lion Limited), a Bermuda exempted company (the “Company”), and Larry P. Heidt (“Executive”) are parties to that certain Employment Agreement (the “Employment Agreement”) effective as of March 24, 2015 (the “Effective Date”), the date of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of June 25, 2014 by and among Nabors Industries Ltd., the Company and C&J Energy Services, Inc.; and

WHEREAS, pursuant to Section 10.2 of the Employment Agreement, the Employment Agreement may be amended by a written document signed by both parties; and

WHEREAS, the Company and Executive desire to enter into this First Amendment to Employment Agreement (the “Agreement”) for purposes of amending the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows, effective as of February 2, 2016:

1.	The parties hereby acknowledge that the current Term of the Employment Agreement shall expire no earlier than March 23, 2019.

2.	Notwithstanding the terms of the Employment Agreement, including but not limited to Section 2.2 thereof, Executive’s regular work schedule shall be immediately reduced from five (5) days per week to three (3) days per week, exclusive of holidays.

3.	Notwithstanding Section 3.2 of the Employment Agreement to the contrary, Executive’s Base Salary as of the date of this Agreement shall be $270,000. Unless the Term is sooner terminated pursuant to the terms and conditions of the Employment Agreement, Executive’s Base Salary for the period beginning March 24, 2018 and ending March 23, 2019 shall be no less than $388,000.

4.	Executive acknowledges that he is entering into this Agreement voluntarily, that this Agreement constitutes Executive’s consent to a reduction in Base Salary, and that, as a result of Executive’s consent and entering into this Agreement, Executive is precluded from asserting a claim of a termination of employment due to Good Reason under the Employment Agreement in connection with the reduction of Executive’s Base Salary from $450,000 to $270,000.

5.

For purposes of clarity, Executive’s Base Salary (as amended pursuant to this Agreement) as in effect at the time of determination shall apply and be used to calculate the target amount of Executive’s “Annual Bonus” pursuant to Section 3.3 of the Employment Agreement and the level of “Total Cash Compensation” pursuant to Section 3.5 of the Employment Agreement. Furthermore, Executive’s Base Salary (as amended pursuant to this Agreement) as in effect on the Date of Termination shall apply and be used to calculate any cash amounts determined with respect to Base Salary that become due to Executive as severance pursuant to Section 4.3 of the Employment Agreement.

6.	Unless otherwise defined herein, capitalized terms shall have the meaning ascribed in the Employment Agreement.

7.	All other provisions of the Employment Agreement shall remain in full effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of February 2, 2016.

COMPANY:

C&J ENERGY SERVICES LTD

By:	/s/ Brian Patterson
Name:	Brian Patterson
Title:	Corporate Secretary

EXECUTIVE:

/s/ Larry P. Heidt
Larry P. Heidt